UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Qihoo 360 Technology Co. Ltd.

(Name of Issuer)

Class A Ordinary Shares, $0.001 par value**

(Title of Class of Securities)

74734M109***

(CUSIP Number)

December 31, 2012

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** All of the Reporting Persons in this Schedule 13G hold American Depositary Shares, each two representing three Class A Ordinary Shares (“Shares”).   All share amounts and percentages reflected are presented based on the underlying Shares represented by the American Depositary Shares, and not on the American Depositary Shares.

*** This CUSIP number applies to the American Depositary Shares.

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

(1) See Item 2(a)

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VI-B Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Entrepreneurs’ Fund VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person HEF VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VI Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person PN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VI, Inc.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person CO

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Robert F. Higgins

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Paul A. Maeder

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Daniel J. Nova

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Sean M. Dalton

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Robert J. Davis

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Fergal J. Mullen

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Republic of Ireland

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Corey M. Mulloy

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power See Item 5

	6.	Shared Voting Power See Item 5

	7.	Sole Dispositive Power See Item 5

	8.	Shared Dispositive Power See Item 5

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) See Item 5

12.	Type of Reporting Person IN

CUSIP No. 74734M109	13G

Item 1(a)	Name of Issuer Qihoo 360 Technology Co. Ltd.

Item 1(b)	Address of Issuer’s Principal Executive Offices Block 1, Area D, Huitong Times Plaza No. 71 Jianguo Rd, Chaoyang District Beijing F4 100025

Item 2(a)

Name of Person Filing
This Statement on Schedule 13G is being filed on behalf of: (i) Highland Capital Partners VI Limited Partnership, a Delaware limited partnership (“Highland Capital VI”); (ii) Highland Capital Partners VI-B Limited Partnership, a Delaware limited partnership (“Highland Capital VI-B”); (iii) Highland Entrepreneurs’ Fund VI Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund VI” and together with Highland Capital VI and Highland Capital VI-B, the “Highland VI Investing Entities”); (iv) HEF VI Limited Partnership, a Delaware limited partnership and general partner of Highland Entrepreneurs’ Fund VI (“HEF VI”); (v) Highland Management Partners VI Limited Partnership, a Delaware limited partnership and general partner of Highland Capital VI and Highland Capital VI-B (“HMP VI”); (vi) Highland Management Partners VI, Inc., a Delaware corporation and general partner of both HEF VI and HMP VI (“Highland Management”); and (vii) Robert F. Higgins (“Mr. Higgins”), Paul A. Maeder (“Mr. Maeder”), Daniel J. Nova (“Mr. Nova”), Sean M. Dalton (“Mr. Dalton”), Robert J. Davis (“Mr. Davis”), Fergal J. Mullen (“Mr. Mullen”), and Corey M. Mulloy (“Mr. Mulloy” and together with Mr. Higgins, Mr. Maeder, Mr. Nova, Mr. Dalton, Mr. Davis and Mr. Mullen, the “Managing Directors”), each of whom is a managing director of Highland Management, a limited partner of each of HMP VI and HEF VI, and a manager of Highland Management Partners VII LLC (“HMP VII LLC”), a Delaware limited liability company that is the sole general partner of Highland Management Partners VII Limited Partnership (“HMP VII”), a Delaware limited partnership that serves as the sole general partner of each of Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“Highland Capital VII”), Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“Highland Capital VII-B”), Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“Highland Capital VII-C”) and Highland Entrepreneurs’ Fund VII Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund VII” and together with Highland Capital VII, Highland Capital VII-B and Highland Capital VII-C, the “Highland VII Investing Entities”).  Highland Management, as the general partner of the general partners of the Highland VI Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland VI Investing Entities.  The Managing Directors of Highland Management have shared power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the shares held by Highland VI Investing Entities by virtue of their status as controlling persons of Highland Management.  Each Managing Director of Highland Management disclaims beneficial ownership of the shares held by the Highland VI Investing Entities, except to the extent of each such Managing Director’s pecuniary interest therein.  Each of Highland Management, HMP VI and HEF VI disclaims beneficial ownership of the shares held by the Highland VI Investing Entities, except to the extent of each such entity’s pecuniary interest therein.   Each of the Managing Directors, in his capacity as a manager of HMP VII LLC, has shared power over all investment decisions of HMP VII LLC and therefore may be deemed to share beneficial ownership of the shares held by Highland VII Investing Entities by virtue of his status as a controlling person of HMP VII LLC.  Each of the Managing Directors disclaims beneficial ownership of the shares held by the Highland VII Investing Entities, except to the extent of each such Managing Director’s pecuniary interest therein.  The Reporting Persons expressly disclaim status as a group for purposes of this Schedule 13G.

CUSIP No. 74734M109	13G

Item 2(b)	Address of Principal Business Office The address of each of the reporting persons is: c/o Highland Capital Partners LLC One Broadway, 16th Floor Cambridge, Massachusetts 02142

Item 2(c)	Citizenship
	Highland Capital VI	Delaware
	Highland Capital VI-B	Delaware
	Highland Entrepreneurs’ Fund	Delaware
	HEF VI	Delaware
	HMP VI	Delaware
	Highland Management	Delaware
	Mr. Higgins	United States of America
	Mr. Maeder	United States of America
	Mr. Nova	United States of America
	Mr. Dalton	United States of America
	Mr. Davis	United States of America
	Mr. Mullen	Republic of Ireland
	Mr. Mulloy	United States of America

Item 2(d)	Title of Class of Securities Class A Ordinary Shares, $0.001 par value, of Qihoo 360 Technology Co. Ltd. (the “Shares”).

Item 2(e)	CUSIP Number 74734M109

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:._____________________________
Not applicable.

CUSIP No. 74734M109	13G

Item 4	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	See Item 5

	(b)	Percent of class:

Highland Capital VI	See Item 5
Highland Capital VI-B	See Item 5
Highland Entrepreneurs’ Fund	See Item 5
HEF VI	See Item 5
HMP VI	See Item 5
Highland Management	See Item 5
Mr. Higgins	See Item 5
Mr. Maeder	See Item 5
Mr. Nova	See Item 5
Mr. Dalton	See Item 5
Mr. Davis	See Item 5
Mr. Mullen	See Item 5
Mr. Mulloy	See Item 5

(c)	Number of shares as to which the person has:

Number of Shares
Reporting Person	(i)	(ii)	(iii)	(iv)
Highland Capital VI	See Item 5	See Item 5	See Item 5	See Item 5
Highland Capital VI-B	See Item 5	See Item 5	See Item 5	See Item 5
Highland Entrepreneurs’ Fund	See Item 5	See Item 5	See Item 5	See Item 5
HEF VI	See Item 5	See Item 5	See Item 5	See Item 5
HMP VI	See Item 5	See Item 5	See Item 5	See Item 5
Highland Management	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Higgins	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Maeder	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Nova	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Dalton	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Davis	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Mullen	See Item 5	See Item 5	See Item 5	See Item 5
Mr. Mulloy	See Item 5	See Item 5	See Item 5	See Item 5

CUSIP No. 74734M109	13G

(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(K).

Item 9	Notice of Dissolution of Group
Not applicable.

CUSIP No. 74734M109	13G

Item 10	Certification
Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2013.

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

	By:	Highland Management Partners VI Limited Partnership, its general partner

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

	By:	Highland Management Partners VI Limited Partnership, its general partner

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

	By:	HEF VI Limited Partnership, its general partner

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

HEF VI LIMITED PARTNERSHIP

	By:	Highland Management Partners VI, Inc., its general partner

		By:	/s/ Robert F. Higgins
Managing Director

CUSIP No. 74734M109	13G

HIGHLAND MANAGEMENT PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI, Inc., its general partner

By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERSHIP VI, INC.

By:	/s/ Robert F. Higgins
Managing Director

/s/ Robert F. Higgins
Robert F. Higgins

/s/ Paul A. Maeder
Paul A. Maeder

/s/ Daniel J. Nova
Daniel J. Nova

/s/ Sean M. Dalton
Sean M. Dalton

/s/ Robert J. Davis
Robert J. Davis

/s/ Fergal J. Mullen
Fergal J. Mullen

/s/ Corey M. Mulloy
Corey M. Mulloy

CUSIP No. 74734M109

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Class A Ordinary Shares of Qihoo 360 Technology Co. Ltd.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of  this 14th day of February, 2013.

HIGHLAND CAPITAL PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its general partner

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND CAPITAL PARTNERS VI-B LIMITED PARTNERSHIP

By:	Highland Management Partners VI Limited Partnership, its general partner

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND ENTREPRENEURS’ FUND VI LIMITED PARTNERSHIP

By:	HEF VI Limited Partnership, its general partner

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

HEF VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI, Inc., its general partner

	By:	/s/ Robert F. Higgins
Managing Director

CUSIP No. 74734M109

HIGHLAND MANAGEMENT PARTNERS VI LIMITED PARTNERSHIP

By:	Highland Management Partners VI, Inc., its general partner

By:	/s/ Robert F. Higgins
Managing Director

HIGHLAND MANAGEMENT PARTNERSHIP VI, INC.

By:	/s/ Robert F. Higgins
Managing Director

/s/ Robert F. Higgins
Robert F. Higgins

/s/ Paul A. Maeder
Paul A. Maeder

/s/ Daniel J. Nova
Daniel J. Nova

/s/ Sean M. Dalton
Sean M. Dalton

/s/ Robert J. Davis
Robert J. Davis

/s/ Fergal J. Mullen
Fergal J. Mullen

/s/ Corey M. Mulloy
Corey M. Mulloy